EXHIBIT 99.1

JONES APPAREL GROUP, INC. ENTERS INTO
AGREEMENT TO PURCHASE L.E.I.

NEW YORK, NEW YORK - July 10, 2002 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that it has entered into an agreement to acquire RSV Sport, Inc. and its related companies, herein referred to as l.e.i. As a leading designer, manufacturer and distributor of girls' and young women's moderately-priced jeanswear, l.e.i. generated net sales of $248 million for the year ended December 31, 2001. Its products are marketed nationwide to national chains, department stores, and specialty retailers, including May Company, Federated, Nordstrom, J.C. Penney, Kohl's, Sears, and Mervyn's. Licensed products under the l.e.i. brand include footwear, knit tops, children's apparel, underwear, accessories, sunglasses and handbags.

The transaction is valued at $385 million, which includes payments to the selling shareholders of $272.5 million in cash, the issuance of approximately 1 million shares of Jones common stock valued at $37.5 million, and approximately $75 million of funded debt to be assumed by Jones as of the closing date. The number of Jones common shares being delivered is based upon the average of the high and low sales price for the 10 consecutive trading days on the NYSE immediately preceding the signing date. All cash components of this transaction, including debt to be refinanced by Jones upon closing, will be funded primarily with cash on hand and to a lesser extent, existing bank credit facilities. The selling shareholders and certain employees of l.e.i. will also be entitled to receive future payments of up to $70 million in the form of cash and/or common stock if certain earnings targets are achieved during the three years following the closing of the transaction. If fully earned, approximately $61.0 million of any such future payments would be treated as goodwill. The transaction is expected to close in July, 2002.

Peter Boneparth, President and Chief Executive Officer, Jones Apparel Group, stated, "I would like to welcome Mel and Susan Geliebter, Co-Founders, of l.e.i., and their entire team into the Jones Apparel Group. In addition to the strong l.e.i. brand and excellent management team, we are acquiring a company that shares many of the Jones operating philosophies. These include: strong cost controls and operating margins, a commitment to working capital management, and an overall focus on maximizing return on investment." Mr. Boneparth continued, "It further provides us with additional product diversification into the junior arena, the fastest growing consumer demographic. On a pro forma basis, the junior classification will represent approximately 11% of projected 2002 revenues, the moderate component of our business will expand from approximately 23% to 28% of projected 2002 revenues, and our channel distribution to moderate national chains will also increase from 12% to 15%."

Mr. Boneparth went on to say, "The acquisition price is consistent with our fundamental objective of achieving a mid to high teen return on investment. We also believe the addition of the l.e.i. business will be slightly accretive for 2002, prior to any purchase accounting adjustments. This opportunity clearly meets all of our core acquisition criteria. Overall, Mel and his team have built a strong business and we are excited about the long-term potential of the l.e.i. brand as part of our existing branded portfolio." Mr. Boneparth continued, "In addition to his responsibilities at l.e.i., I am also pleased to announce that, at closing, Mel will be named the CEO of our Sun Apparel private-label division. This action will allow for the coordinated utilization of our many resources and talents."

Sidney Kimmel, Chairman and Founder, Jones Apparel Group, added, "I join with Peter and all of us at Jones in welcoming Mel, Susan and their l.e.i. team. This acquisition follows a consistent pattern that has served our Company with success: l.e.i. is the pre-eminent brand in a growing business. According to recent public surveys, the brand has built a loyal following and ranks near the top among high school and college aged students. I am very pleased, and proud of the foresight of Peter, Mel and Susan to seek this combination."

Mel Geliebter, Co-Founder, CEO & President of l.e.i. commented, "Partnering with Jones Apparel Group is a great opportunity to join a leader in the apparel industry that is committed to growing its moderates business. l.e.i. has enjoyed a successful history as an independent company and we look forward to building upon our success as a member of the Jones family."

Jones Apparel Group would like to invite investors to listen to a broadcast of the Company's conference call discussing this acquisition. The call will be broadcast live over the Internet on Wednesday, July 10, 2002 at 10:00 am (EST) and can be accessed by visiting the investor relations web page at http://www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2001 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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